Exhibit 3(o)
STATEMENT OF RESOLUTIONS DELETING SERIES OF SHARES

DESIGNATED

SERIES C MANDATORY CONVERTIBLE PREFERRED STOCK

of

CENTERPOINT ENERGY, INC.

Pursuant to Sections 21.155 and 21.156
of the Texas Business Organizations Code

Pursuant to the provisions of Sections 21.155 and 21.156 of the Texas Business Organizations Code, the undersigned submits the following statement for the purpose of deleting a series of shares of its Preferred Stock, par value $0.01 per share, designated as “Series C Mandatory Convertible Preferred Stock”:

1.The name of the company is CENTERPOINT ENERGY, INC. (the “Company”).

2. Pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Restated Articles of Incorporation of the Company, on December 14, 2023 the Board duly adopted the following resolutions, which resolutions relate to the previously established and issued series of 725,000 shares of Series C Mandatory Convertible Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share (the “Series C Preferred Stock”):

WHEREAS, on May 7, 2021 (the “Twelve-Month Anniversary Date”), each remaining outstanding share of the Series C Preferred Stock was converted into shares of common stock, par value $0.01 per share, of the Company (the “Twelve-Month Conversion”), pursuant to Section 6 of the Statement of Resolution Establishing Series of Shares Designated Series C Mandatory Convertible Preferred Stock of the Company dated May 6, 2020 (the “Series C Statement of Resolution Establishing Series of Shares”);

WHEREAS, in connection with the Twelve-Month Conversion of all of the outstanding shares of the Series C Preferred Stock on the Twelve-Month Anniversary Date, the Board has determined that it would be desirable and in the best interests of the Company and its stockholders to delete the Series C Preferred Stock from the Company’s Restated Articles of Incorporation and to delete any references to the Series C Preferred Stock contained in the Company’s Restated Articles of Incorporation; and

WHEREAS, following the Twelve-Month Conversion, none of the previously issued shares of the Series C Preferred Stock remain outstanding.

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to file with the Secretary of State of the State of Texas a statement containing these resolutions, with the effect under the Texas Business Organizations Code of deleting from the Restated Articles of Incorporation of the Company all matters set forth in the Series C Statement of Resolution Establishing Series of Shares with respect to the Series C Preferred Stock and any references to the Series C Preferred Stock contained in the Company’s Restated Articles of Incorporation; and further

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed for and on behalf of the Company, to execute and deliver any and all certificates, agreements, instruments and other documents, and to take any and all steps and do any and all things which they may deem necessary, advisable or appropriate in order to effectuate the purposes of each and all of the foregoing resolutions.

3. The above resolutions were adopted by all necessary action on the part of the Company.

IN WITNESS WHEREOF, the Company has caused this statement to be executed on its behalf by the undersigned authorized person this 15th day of February, 2024.

CENTERPOINT ENERGY, INC.

By: /s/ Vincent A. Mercaldi
Vincent A. Mercaldi
Secretary